EXHIBIT 4.2

Kemper Investors Life Insurance Company A Stock Life Insurance Company [1400 American Lane] [Schaumburg, Illinois 60196]

Jurisdiction:    [STATE OF DELAWARE]

RIGHT TO CANCEL - FREE LOOK PROVISION - At any time within [30] days after [(1) you receive this Certificate or (2) you are advised that we have issued this Certificate, you may return this Certificate, along with a notice of cancellation,] to us at our home office or at such other location as we may designate in writing. Immediately upon our receipt of this Certificate [and your notice of cancellation], this Certificate will be voided as if it had never been in force. [We will refund the greater of (1) all Purchase Payments, less any charges deducted from the Purchase Payments for services we actually provided or (2) Certificate Value on the date this Certificate and your notice of cancellation are received. We will refund such amount as soon as possible or within [10] days following our receipt. We will allocate the Purchase Payment paid to a money market Subaccount during the [30] day Right to Cancel – Free Look period and then allocate the Purchase Payment to the Subaccount(s) as selected on the application on the 41st calendar day after the Issue Date.]

We certify that we have issued a Group Variable Annuity Contract, herein called the “Contract”, to the contractholder providing for the payment of annuity and other benefits according to the terms and conditions contained in the Contract. This Certificate is delivered in the jurisdiction named above and is governed by the laws of that jurisdiction.

We agree to pay the death benefit prior to the Annuity Date upon the death of an Owner or an Annuitant when a death benefit is payable.

This Certificate is issued under the Contract. This Certificate summarizes the applicable principal provisions of the Contract, not all of which are set out in this Certificate. This Certificate is subject to the terms of the Contract, which alone constitutes the entire Contract between the Company and the contractholder.

This Certificate constitutes evidence of coverage under the Contract if we have received the Owner’s application and Purchase Payment. The benefits and provisions described in the following pages are subject in all respects to the terms and conditions of the Contract.

GROUP FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY CERTIFICATE

NON-PARTICIPATING

BENEFITS, PAYMENTS AND VALUES PROVIDED BY THIS CERTIFICATE, WHEN BASED UPON THE INVESTMENT PERFORMANCE OF THE SUBACCOUNT(S), ARE VARIABLE AND ARE NOT GUARANTEED AS TO U.S. DOLLAR AMOUNT. REFER TO THE VARIABLE ACCOUNT AND ANNUITY PERIOD PROVISIONS FOR A DETERMINATION OF ANY VARIABLE BENEFITS.

THIS IS A LEGAL CONTRACT BETWEEN THE OWNER AND KEMPER INVESTORS LIFE INSURANCE COMPANY.

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L-8166

READ THIS CERTIFICATE CAREFULLY.

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CERTIFICATE SCHEDULE

DESCRIPTION OF PLAN: GROUP FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY

CERTIFICATE NUMBER: [ 1234567 ]	ISSUE DATE: [JANUARY 1, 2008]

ISSUED UNDER GROUP VARIABLE ANNUITY CONTRACT KIL100-100 ISSUED TO [WILMINGTON TRUST COMPANY] IN THE STATE OF DELAWARE

ANNUITANT: [JOHN DOE]	CONTINGENT ANNUITANT: [JANE DOE]

SEX: [MALE]	SEX: [FEMALE]

ANNUITANT ISSUE AGE: [35]	CONTINGENT ANNUITANT ISSUE AGE: [35]

ANNUITY DATE: [JANUARY 1, 2038]

MAXIMUM AGE AT ANNUITIZATION: [91]

OWNER: [JOHN DOE]	JOINT OWNER: [JANE DOE]

BENEFICIARY(IES):

PRIMARY: [SURVIVING JOINT OWNER]

CONTINGENT: [NONE]

REPRESENTATIVE: [BOB BOUSSARD]

VARIABLE ACCUMULATION UNDER:

Portfolios

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CERTIFICATE SCHEDULE

QUALIFIED OR NONQUALIFIED PLAN	[NONQUALIFIED]

MINIMUM INITIAL PURCHASE PAYMENT	[$20,000]*

INITIAL PURCHASE PAYMENT	[$50,000]*

MINIMUM SUBSEQUENT PURCHASE PAYMENT	[$10,000]*

MAXIMUM TOTAL PURCHASE PAYMENTS	[$1,000,000]*

* IN U.S. DOLLARS

INITIAL ALLOCATION OF PURCHASE PAYMENT

ALLOCATION PERCENTAGE
BLUE CHIP SUBACCOUNT	[50.00]%
KEMPER HIGH YIELD SUBACCOUNT	[50.00]%

RECORDS MAINTENANCE CHARGE: [$30 PER CERTIFICATE YEAR]

WE WILL ASSESS AN ANNUAL RECORDS MAINTENANCE CHARGE OF [$30] ON EACH CERTIFICATE ANNIVERSARY AND ON THE DATE OF SURRENDER OR ON THE ANNUITY DATE. HOWEVER, IF THE CERTIFICATE VALUE IS GREATER THAN OR EQUAL TO $50,000 ON SUCH DATE, WE WILL NOT ASSESS THE CHARGE. WE WILL NOT ASSESS THIS CHARGE AFTER THE ANNUITY DATE.

SURRENDER CHARGE TABLE:

YEARS ELAPSED SINCE CERTIFICATE ISSUE DATE	RATE

LESS THAN ONE	7.00%
ONE BUT LESS THAN TWO	6.00%
TWO BUT LESS THAN THREE	5.00%
THREE BUT LESS THAN FOUR	4.00%
FOUR BUT LESS THAN FIVE	3.00%
FIVE BUT LESS THAN SIX	2.00%
SIX BUT LESS THAN SEVEN	1.00%
SEVEN OR MORE	0.00%

THE SURRENDER CHARGE PERCENTAGES ARE APPLIED PRO RATA ACROSS ALL SUBACCOUNTS TO WHICH THE OWNER HAS ALLOCATED CERTIFICATE VALUE, UNLESS THE CERTIFICATE OWNER SPECIFIES OTHERWISE. A FREE PARTIAL WITHDRAWAL EQUAL TO 10% OF THE CERTIFICATE VALUE IS AVAILABLE EACH CERTIFICATE YEAR WITHOUT INCURRING A SURRENDER CHARGE.

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CERTIFICATE SCHEDULE

OTHER CHARGES

MORTALITY AND EXPENSE RISK CHARGES

PRIOR TO ANNUITIZATION, THE RATE OF MORTALITY AND EXPENSE RISK CHARGES IS DETERMINED ON EACH MONTHLY DUE DATE BASED ON CERTIFICATE VALUE LEVELS, AS FOLLOWS:

ON CERTIFICATE VALUE LESS THAN $[500,000]:	[1.250% ANNUALLY]

ON CERTIFICATE VALUE EQUAL TO OR GREATER THAN $[500,000], BUT LESS THAN $[1,000,000]:	[0.650% ANNUALLY]

ON CERTIFICATE VALUE EQUAL TO OR GREATER THAN $[1,000,000], BUT LESS THAN $[5,000,000]:	[0.5375% ANNUALLY]

ON CERTIFICATE VALUE EQUAL TO OR GREATER THAN
$[5,000,000]:	[0.400% ANNUALLY]

A BLENDED MORTALITY AND EXPENSE RISK CHARGE RATE IS DETERMINED, AND THE RESULTING MORTALITY AND EXPENSE RISK CHARGE IS DEDUCTED ON THE MONTHLY DUE DATE BY CANCELING ACCUMULATION UNITS ON A PRO RATA BASIS ACROSS ALL SUBACCOUNTS.

FOR VARIABLE ANNUITY OPTIONS, THE MORTALITY AND EXPENSE RISK CHARGE RATE IS SET AT THE RATE LAST CHARGED PRIOR TO ANNUITIZATION. THE MORTALITY AND EXPENSE RISK CHARGE RATE IS DEDUCTED ON A DAILY BASIS AND REDUCES ANNUITY UNIT VALUE(S).

ADMINISTRATION CHARGE:	[0.150% ANNUALLY]

THE ADMINISTRATION CHARGE IS ASSESSED ON A DAILY BASIS AND REDUCES ACCUMULATION UNIT VALUE(S) DURING THE ACCUMULATION PERIOD AND REDUCES ANNUITY UNIT VALUE(S) IF A VARIABLE ANNUITY OPTION IS SELECTED.

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DEFINITIONS

Accumulation Period – The period between the Issue Date and the Annuity Date.

Accumulation Unit - An accounting unit of measure used to calculate the value of each Subaccount.

Administration Charge - A charge deducted in the calculation of the Accumulation Unit value and the Annuity Unit Value for a portion of our administrative costs.

Age - The attained age of the Annuitant, Payee, or Owner.

Anniversary Value – The Certificate Value calculated on each Certificate Anniversary during the Accumulation Period.

Annuitant - The person during whose lifetime the Annuity is to be paid. You may not change the person named as the Annuitant.

Annuity - A series of payments which begins on the Annuity Date.

Annuity Contact Center – Our Annuity Contact Center may be reached regarding transactions and questions about this Certificate. The address of our Annuity Contact Center is [Global Advantage Portfolio Service Team, PO Box 19097, Greenville, South Carolina, 29602-9097]. The overnight address is: [Global Advantage Portfolio Service Team, 2000 Wade Hampton Boulevard, Greenville, SC 29615-1064]. [IBM Business Transformation Outsourcing Insurance Service Corporation] is the administrator of this Certificate. You may call the Annuity Contact Center toll-free at [1-800-449-0523].

Annuity Date - The date on which this Certificate matures and the date the supplementary agreement is effective. The original Annuity Date is stated in the Certificate Schedule. The Annuity Date must be at least one year from the Issue Date and no later than the maximum age at annuitization as stated in the Certificate Schedule. The Owner may change the Annuity Date, but not beyond the maximum age.

Annuity Period - The period that starts on the Annuity Date.

Annuity Unit - An accounting unit of measure used to calculate the amount of Variable Annuity payments after the first Annuity payment.

Annuity Unit Value - The value of an Annuity Unit of a Subaccount determined for a Valuation Period according to the formula stated in this Certificate.

Beneficiary – The person you select to receive the death benefit if you or the last surviving Annuitant dies before the Annuity Date. If you name more than one Beneficiary, then each Beneficiary will share equally in any death benefit proceeds unless the Beneficiary designation states otherwise.

Certificate – The Certificate which we issue to the Owner as evidence of his or her rights and benefits under the Contract.

Certificate Anniversary - An anniversary of the Issue Date.

Certificate Owner or Owner - See “You, Your, Yours” below.

Certificate Value - The sum of the Subaccount Values of this Certificate on a Valuation Date.

Certificate Year - A one year period starting on the Issue Date and successive Certificate Anniversaries.

Contingent Annuitant – The person designated by the Owner who becomes the Annuitant if the Annuitant dies prior to the Annuity Date. A Contingent Annuitant may not be elected under a Qualified Plan.

Fund – An investment company or separate portfolio thereof, or other pool of assets, in which the Subaccounts of the Separate Account invest.

General Account - Our assets other than those allocated to the Separate Account or any other separate account.

Investment Experience Factor – The factor we use to determine the value of an Accumulation Unit in each Subaccount at the end of each Valuation Period.

Irrevocable Beneficiary – A Beneficiary whose interest cannot be changed without his or her consent.

Issue Date - The Issue Date stated in the Certificate Schedule. The Issue Date is the date on which we credit the initial Purchase Payment to your Certificate. If the normal Issue Date is the 29th, 30th or 31st of the month, the Issue Date will be the 28th day of that month.

Monthly Deduction – The amount we deduct from the Certificate Value each month on the Monthly Due Date prior to the Annuity Date to pay for Mortality and Expense Risk Charges.

Monthly Due Date – The day of each month when we determine the Monthly Deductions and deduct them from Certificate Value. It is the same date each month as the Issue Date. If there is no business day that coincides with the Issue Date in the calendar month, the Monthly Due Date is the next business day.

Mortality and Expense Risk Charges - Mortality and Expense Risk Charges are for our assumption of mortality risks and expense guarantees and are stated in the Certificate Schedule.

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Net Investment Factor – The factor we use to determine the value of an Annuity Unit at the end of each Valuation Period. We determine the Net Investment Factor separately for each Subaccount.

Nonqualified - This Certificate issued other than as a Qualified Plan in accordance with the U.S. Internal Revenue Code, as amended.

Payee – A recipient of periodic payments under this Certificate. This may be an Annuitant or a Beneficiary who becomes entitled to a death benefit payment.

Purchase Payments - The U.S. dollar amount we receive, less any applicable premium taxes, to buy the benefits this Certificate provides.

Qualified Plan - A Certificate issued under a retirement plan which qualifies for favorable income tax treatment under Section 408 or 408 (a) of the U.S. Internal Revenue Code, as amended.

Received - Received by Kemper Investors Life Insurance Company at its home office in Schaumburg, Illinois, or at such other location as we may designate in writing.

Records Maintenance Charge - A charge assessed against your Certificate on each Certificate Anniversary as specified in the Certificate Schedule.

Separate Account – One or more separate investment accounts of Kemper Investors Life Insurance Company established under Illinois insurance law. The Separate Account may be organized as a unit investment trust and registered with the U.S. Securities and Exchange Commission under the U.S. Investment Company Act of 1940, or it may not have been registered under the Investment Company Act of 1940 in reliance on an exemption therein.

Subaccounts - The Separate Account has several Subaccounts. The Subaccounts available initially under this Certificate are stated in the Certificate Schedule.

Subaccount Value – The value of each Subaccount calculated separately according to the formula stated in this Certificate.

Surrender – The termination of the Certificate at the option of the owner.

U.S. – The United States of America.

Valuation Date - Each business day that applicable U.S. law requires that we value the assets of the Separate Account. Currently this is each day that the New York Stock Exchange is open for trading.

Valuation Period - The period that starts at the close of a Valuation Date and ends at the close of the next succeeding Valuation Date.

Variable Annuity - An Annuity payment plan which varies as to U.S. dollar amount because of Subaccount investment experience.

We, Our, Us - Kemper Investors Life Insurance Company, Schaumburg, Illinois.

Written Notice – A notice you must sign and send to us to request or exercise your rights as owner under this Certificate. To be complete, Written Notice must be in a form we accept, contain the information and documentation that we determine is necessary, and be received by us.

You, Your, Yours - The party(s) named as Owner unless later changed as provided in this Certificate. The Owner is the Annuitant unless a different Owner is named. Under a Nonqualified plan when more than one person is named as Owner, the terms “you,” “your,” “yours,” refer to the joint Owners. The Owner may be changed during the lifetime of the Owner and the Annuitant. The Owner, subject to the rights of any Irrevocable Beneficiary and prior to the Annuity Date or any distribution of any death benefit, has the exclusive right to exercise every option and right conferred by this Certificate.

GENERAL PROVISIONS

The Contract - The Contract, Certificate, any application attached to this Certificate, and any endorsements constitute the entire Contract between the parties.

Modification of Contract - Only our president, secretary and assistant secretaries, acting together, have the power to approve a change or waive any provisions of the Contract or Certificate. Any such modifications must be in writing. No agent or person other than the officers named has the authority to change or waive the provisions of the Contract or Certificate.

Conformity with Law – If any provision of this Certificate conflicts with the laws of a jurisdiction that governs this Certificate, we will amend the provision to conform with such laws.

Certificates – We will issue the Certificate to the Owner as evidence of his or her rights and benefits under the Contract.

Incontestability - We cannot contest the Contract or any Certificate issued under the Contract after the Certificate Issue Date.

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Change of Annuity Date - You may write to us prior to distribution of a death benefit or the first Annuity payment date and request a change of the Annuity Date.

Assignment - No assignment under the Contract or Certificate is binding unless we receive it in writing. We assume no responsibility for the validity or sufficiency of any assignment. Once filed, the rights of the Owner, Annuitant and Beneficiary are subject to the assignment. Any claim is subject to proof of interest of the assignee.

Due Proof of Death - We must receive due proof of death of the Owner or the Annuitant when a death benefit is payable.

Due proof of death means:

1.	A certified copy of the death certificate; or

2.	A certified copy from a court of competent jurisdiction as to the finding of death; or

3.	A written statement by the medical doctor who attended the deceased Owner at the time of death; or

4.	Any other proof satisfactory to us.

Reserves, Certificate Values and Death

Benefits - All reserves are equal to or greater than those required by statute. Any available Certificate Value and death benefit are not less than the minimum benefits required by the statutes of the state in which this Certificate is issued.

Non-Participating - This Certificate does not pay dividends. It will not share in our surplus or earnings.

Reports – Before the Annuity Date we will send you a statement at least once each Certificate Year showing Purchase Payments received, investment experience, and charges made since the last report, as well as any other information required by applicable U.S. law or regulation.

Premium Taxes - We will make a deduction for state premium taxes in certain situations. On any Certificate subject to premium tax, as provided under applicable U.S. law, the tax will be deducted. Premium tax due and paid by us prior to annuitization will be deducted at the percentage that was applicable prior to annuitization.

Qualified Plans - If this Certificate is issued under a Qualified Plan additional provisions may apply. The rider or amendment to this Certificate used to qualify it under the applicable section of the U.S. Internal Revenue Code will indicate the extent of change in the provisions.

OWNERSHIP PROVISIONS

Owner - This Certificate belongs to the owner named in the application. The Annuitant is the original Owner unless the application specifies otherwise. Before the Annuity Date or any distribution of death benefit, you have the right to cancel or amend this Certificate if we agree. You may exercise every option and right conferred by this Certificate, including the right of assignment. Joint Owners must agree to any change if more than one Owner is named.

Change of Ownership - You may change the Certificate Owner by sending us Written Notice at any time while the Annuitant is alive. You must furnish information sufficient to clearly identify the new Owner to us. The change is subject to any existing assignment of this Certificate. When we record the effective date of the change, it will be the date the Written Notice was signed, except for action taken by us prior to receiving the request. We are not liable for any actions we take before we receive Written Notice. Any change is subject to the payment of any proceeds. We may require you to return this Certificate to us for endorsement of a change.

Beneficiary Designation and Change of Beneficiary –

A Beneficiary must be designated initially. You may change the Beneficiary if you send us a written change form. Changes are subject to the following:

1.	The change must be filed while the Annuitant is alive and prior to the Annuity Date;

2.	This Certificate must be in force at the time you file a change;

3.	Such change must not be prohibited by the terms of an existing assignment, Beneficiary designation or other restriction;

4.	Such change will take effect when we receive it;

5.	After we receive the change, it will take effect on the date the change form was signed. However, action taken by us before the change form was received will remain in effect;

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6.	The request for change must provide information sufficient to identify the new Beneficiary; and

7.	We are not liable for any actions we take before we receive Written Notice.

We may require you to return this Certificate for endorsement of a change.

The interest of a Beneficiary who dies before the distribution of the death benefit will pass to the other beneficiaries, if any, share and share alike, unless otherwise provided in the

Beneficiary designation. If no Beneficiary survives or is named, the distribution will be made to your estate when you die; or to the estate of the Annuitant upon the death of the Annuitant if you are not also the Annuitant. If a Beneficiary dies within ten days of the date of your death, the death benefit will be paid as if you had survived the Beneficiary. If a Beneficiary dies within ten days of the death of the Annuitant, and you are not the Annuitant, we will pay the death benefit as if the Annuitant survived the Beneficiary. If you, the Annuitant, and the Beneficiary die simultaneously, we will pay the death benefit as if you had survived the Annuitant and the Beneficiary.

PURCHASE PAYMENT PROVISIONS

Purchase Payment Limitations - The minimum and maximum initial and subsequent Purchase Payment limits are shown in the Certificate Schedule.

The minimum Purchase Payment allocation to a

Subaccount is $500.

We reserve the right to waive or modify these limits.

Place of Payment - All Purchase Payments under the Contract must be paid to us at our home office or at such other location as we may designate in writing.

VARIABLE ACCOUNT PROVISIONS

Separate Account - The variable benefits under the Contract are provided through the Separate Account. The Separate Account is either registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940, or it is not registered under the Investment Company Act of 1940 in reliance on an exemption therein. It is a separate investment account maintained by us into which a portion of our assets has been allocated for the Contract and may be allocated for certain other contracts.

Liabilities of Separate Account - The assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities arising out of any other business we may conduct. We will value the assets of the Separate Account on each Valuation Date.

Subaccounts - The Separate Account consists of several Subaccounts. The initial Subaccounts available under this Certificate are shown in the Certificate Schedule. We may, from time to time, combine or remove Subaccounts in the Separate Account and establish additional Subaccounts of the Separate Account. In such event, we may permit you to select other Subaccounts under this Certificate. However, the right to select any other Subaccount is limited by the terms and conditions we may impose on such transactions.

Fund - Each Subaccount of the Separate Account will buy shares of, or other ownership interests in, a portfolio of a Fund. Each Fund is either registered under the Investment Company Act of 1940 as an open-end management investment company or is not registered under the Investment Company Act of 1940 in reliance on an exemption therein. Each portfolio of a Fund represents a separate investment portfolio which corresponds to one of the Subaccounts of the Separate Account.

If we establish additional Subaccounts, each new Subaccount will invest in a new portfolio of a Fund or in shares of, or other ownership interests in, another investment company. We may also substitute other investment companies.

Rights Reserved by the Company - We reserve the right, subject to compliance with the current U.S. law or as it may be changed in the future:

1.	To operate the Separate Account in any form permitted under the U.S. Investment Company Act of 1940 or in any other form permitted by U.S. law;

2.	To take any action necessary to comply with or obtain and continue any exemptions from the U.S. Investment Company Act of 1940 or to comply with any other applicable U.S. law;

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3.	To transfer any assets in any Subaccount to another Subaccount or to one or more separate accounts, or the General Account, to make additional separate accounts available under the Contract, or to add, combine, substitute or remove Subaccounts in the Separate Account;

4.	To delete the shares of any of the portfolios of a Fund or any other open-end investment company and to substitute, for the Fund shares held in any Subaccount, the shares of another portfolio of a Fund or the shares of another investment company or any other investment permitted by U.S. law;

5.	To alter the investment objectives or permissible investments in any Subaccount; and

6.	To change the way we assess charges, but not to increase the aggregate amount above that currently charged to the Separate Account and the Funds in connection with the Contract.

When required by U.S. law, we will obtain your approval of such changes and the approval of any regulatory authority.

Accumulation Unit Value - Each Subaccount has an Accumulation Unit value. When Purchase Payments or other amounts are allocated to a Subaccount, a number of units are purchased based on the Accumulation Unit value of the Subaccount at the end of the Valuation Period during which the allocation is made. When amounts are transferred out of or deducted from a Subaccount, units are redeemed in a similar manner. The value of a Subaccount on any Valuation Date is the number of units held in the Subaccount times the Accumulation Unit value on that Valuation Date.

The Accumulation Unit value for each subsequent Valuation Period is the Investment Experience Factor for that period multiplied by the Accumulation Unit value for the period immediately preceding. Each Valuation Period has a single Accumulation Unit value that is applied to each day in the period. The number of Accumulation Units will not change as a result of investment experience.

Investment Experience Factor - Each Subaccount has its own Investment Experience Factor. The investment experience of each Subaccount is calculated by applying the Investment Experience Factor to the value in each Subaccount at the end of each Valuation Period.

The Investment Experience Factor of a Subaccount for a Valuation Period is determined by dividing 1. by 2. and subtracting 3. from the result, where:

1.	Is the net result of:

a.	the net asset value per share of the investment held in the Subaccount determined at the end of the current Valuation Period; plus

b.	the per share amount of any dividend or capital gain distributions made by the investments held in the Subaccount, if the “ex-dividend” date occurs during the current Valuation Period; plus or minus

c.	a credit or charge for any taxes reserved for the current Valuation Period which we determine resulted from the investment operations of the Subaccount;

2.	Is the net asset value per share of the investment held in the Subaccount, determined at the end of the last Valuation Period; and

3.	Is the factor representing the deduction for the Administration Charge, stated in the Certificate Schedule, for the number of days in the Valuation Period.

TRANSFER AND WITHDRAWAL PROVISIONS

Transfers During the Accumulation Period – During the Accumulation Period, you may direct the transfer of all or part of the Certificate Value to another Subaccount.

Transfers will be subject to the following conditions:

1.	The minimum amount which may be transferred is $100 or, if smaller, the remaining value in a Subaccount;

2.	No partial transfer will be made if the remaining Certificate Value of any Subaccount will be less than $500, unless the transfer will eliminate your interest in such Subaccount;

3.	No transfer may be made within seven calendar days of the date on which the first Annuity payment is due; and

4.	We reserve the right to charge $25 for each transfer in excess of 12 in a Certificate Year.

We will transfer amounts attributable to Purchase Payments and all related accumulations received in a given Certificate Year, in the chronological order we received such Purchase Payments.

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Any transfer request must clearly specify:

1.	The amount which is to be transferred; and

2.	The names of the Subaccounts which are affected.

We reserve the right at any time and without notice to any party, to terminate, suspend, or modify these transfer rights.

Withdrawals During the Accumulation Period - During the Accumulation Period, you may withdraw all or part of the Certificate Value reduced by any surrender charge and applicable premium taxes. We must receive Written Notice that indicates the amount of the withdrawal from each Subaccount. You must return this Certificate to us if you elect a total withdrawal.

Withdrawals are subject to the following conditions:

1.	Each withdrawal must be at least $100 or the value that remains in the Subaccount, if smaller;

2.	A minimum of $500 must remain in the Subaccount after you make a withdrawal, unless the Subaccount is eliminated by such withdrawal; and

3.	The maximum you may withdraw from any Subaccount is the value of the respective Subaccount less the amount of any surrender charge.

Surrender Charges – Surrender charges are shown in the Certificate Schedule and are calculated as follows:

1.	All amounts to be withdrawn and any applicable surrender charges will be deducted pro rata across all Subaccounts to which the Owner has allocated Certificate Value, unless the Owner specifies otherwise.

2.	Any amount withdrawn which is not subject to a surrender charge will be considered a Free Partial Withdrawal.

Surrender – You may send us Written Notice to surrender this Certificate for its Certificate Value as calculated at the end of the business day when we receive your request, unless you specify a later business day in your request.

The amount we pay when you surrender this Certificate equals:

1.	The Certificate Value as of the surrender date; minus

2.	Any surrender charges as of such date; minus

3.	A pro rata portion of the Monthly Deduction; minus

4.	Any premium taxes not previously deducted; and minus

5.	The Records Maintenance Charge.

Upon surrender, we will have no further obligation under this Certificate and this Certificate will terminate.

Transfer and Withdrawal Procedures – We will redeem the necessary number of Accumulation Units to achieve the U.S. dollar amount when a withdrawal or transfer is made from a Subaccount. We will reduce the number of Accumulation Units credited in each Subaccount by the number of Accumulation Units redeemed. The reduction in the number of Accumulation Units is determined based on the Accumulation Unit value at the end of the Valuation Period when we receive the request, provided the request contains all required information. We will pay the amount within seven calendar days after the date we receive the request, except as provided below.

Deferment of Withdrawal or Transfer - We may suspend the right of withdrawal or transfer or delay payment more than seven calendar days:

1.	During any period when the New York Stock Exchange is closed other than customary weekend and holiday closings;

2.	When trading in the markets normally utilized is restricted, or an emergency exists as determined by the Securities and Exchange Commission, so that disposal of investments or determination of the Accumulation Unit value is not practical; or

3.	For such other periods as the Securities and Exchange Commission by order may permit for protection of Owners.

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DEATH BENEFIT PROVISIONS

Amount Payable Upon Death - We compute the death benefit at the end of the Valuation Period following our receipt of due proof of death and the return of this Certificate.

If death occurs prior to the deceased attaining age 91, we will pay the greater of:

1.	101% of the Certificate Value, or

2.	All Purchase Payments made, less any withdrawals. The death benefit will decrease in the same proportion as any withdrawal(s) from Certificate Value.

We will pay the Certificate Value if death occurs at age 91 or later.

Contingent Annuitant – If a Contingent Annuitant is named, the Contingent Annuitant will become the Annuitant on the death of the Annuitant. If the Contingent Annuitant is not alive at the date of the Annuitant’s death, or if the Contingent Annuitant dies within ten days of the Annuitant’s death, this Contingent Annuitant provision will not apply.

Payment of Death Benefits - A death benefit will be paid to the designated Beneficiary upon any of the following events during the Accumulation Period:

1.	The death of the Owner or a joint Owner,

2.	The death of any Annuitant. However, if a Contingent Annuitant is named and survives the Annuitant, the death of the Contingent Annuitant but only if:

(i)	no Owner or joint Owner is a non-natural person, and

(ii)	the Annuitant is not an Owner or a joint Owner.

We will pay the death benefit to the Beneficiary when we receive due proof of death. We will then have no further obligation under this Certificate.

We will pay the death benefit in a lump sum. This sum may be deferred for up to five years from the date of death.

Instead of a lump sum payment, the Beneficiary may elect to have the death benefit distributed as stated in Options 1, 2, 4 or 5 for a period not to exceed the Beneficiary’s life expectancy; or Options 3 or 5 (if no guaranteed period is selected) based upon the life expectancy of the Beneficiary as prescribed by U.S. federal regulations. The Beneficiary must make this choice within sixty days of the time we receive due proof of death, and distribution must commence within one year of the date of death.

If the Beneficiary is not a natural person, the Beneficiary must elect that the entire death benefit be distributed within five years of your death. Distribution of the death benefit must start within one year after your death. It may start later if prescribed by U.S. federal regulations.

If the primary Beneficiary is the surviving spouse when you die, the surviving spouse may elect to be the successor Owner of this Certificate, and shall become the Annuitant if no Annuitant or Contingent Annuitant is living at the time of your death. There will be no requirement to start a distribution of death benefits.

In all events, this Certificate will be administered in accordance with Section 72(s) or Section 401(a)(9) of the U.S. Internal Revenue Code of 1986, as applicable.

ANNUITY PERIOD PROVISIONS

Election of Annuity Option - We must receive an election of an Annuity option by Written Notice. You may make an election before the Annuity Date, provided the Annuitant is alive. The Annuitant may make an election on the Annuity Date unless you have restricted the right to make such an election. The Beneficiary may make an election when we pay the death benefit.

An election will be revoked by:

1.	A subsequent change of Beneficiary; or

2.	An assignment of this Certificate, unless the assignment provides otherwise.

Subject to the terms of the death benefit provision, the Beneficiary may elect to have the death benefit remain with us under one of the Annuity options. The guaranteed period under Options 1, 2, 4 or 5 cannot exceed the Beneficiary’s life expectancy.

If an Annuity option is not elected, an Annuity will be paid under Option 4 for a guaranteed period of ten years and for as long thereafter as the Annuitant is alive.

On the Annuity Date, we will use the Certificate Value minus any applicable surrender charges, minus a pro rata portion of the Monthy Deduction, minus the Records Maintenance Charge (unless waived) and minus any premium taxes not previously deducted to calculate your first Annuity payment under the Annuity option you select.

If the total Certificate Value is applied under one of the Annuity options, this Certificate must be surrendered to us.

An Annuity option cannot be changed after the first Annuity payment is made.

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If Option 1 or Option 2 is selected, current fixed annuity rates will be used if they produce payments greater than those otherwise derived from the fixed annuity option tables. The first monthly Variable Annuity payment is derived from the Variable Annuity option tables that form a part of this Certificate. The age in the tables is the age of the Payee on the last birthday before the first payment is due. You may select any option available.

The option selected must result in a payment that is at least equal to our minimum payment, according to our rules, at the time the Annuity option is chosen. If at any time the payments are less than the minimum payment, we have the right to increase the period between payments to quarterly, semi-annual or annual so that the payment is at least equal to the minimum payment or to make payment in one lump sum. The minimum payment amount must be at least $50 per payment.

Surrender Charge – A surrender charge shall be applied as shown in the Certificate Schedule. The surrender charge is waived when the Owner elects an Annuity option which provides either an income benefit period of five years or more or a benefit under which payment is contingent on the life of the Payee(s).

Other Options - We may make other Annuity options available. Payments are also available on a quarterly, semi-annual or annual basis.

Supplementary Agreement - A supplementary agreement will be issued to reflect payments that will be made under an Annuity option. If payment is made as a death benefit distribution, the effective date of the supplementary agreement will be the date of death, and monthly payments under the supplementary agreement will begin one month after the date of death. Otherwise, the effective date of the supplementary agreement will be the Annuity Date, and monthly payments under the supplementary agreement will begin one month after the Annuity Date.

Fixed Annuity Options

Option 1, 10 Year Certain Single Life Annuity – We will make monthly payments for 10 years, or for as long as the Payee lives. If upon the death of the Payee, payments have been made for less than 10 years, the remaining payments will be made to the Payee’s beneficiary.

Option 2, 10 Year Certain, Joint and Survivor Annuity - We will pay the full monthly income for 10 years, or while both Payees are alive. Upon the death of either Payee, we will continue to pay the surviving Payee a percentage of the original monthly payment. The percentage payable to the surviving Payee must be selected at the time the annuity option is chosen. The percentages available are 50%, 66 2/3%, 75%, and 100%. If upon death of both annuitants, payments have been made for less than 10 years, the remaining payments will be made to the Payee’s beneficiary.

Variable Annuity Options

The Annuity may be paid as a Variable Annuity. The Annuity payment will reflect the investment performance of the Subaccounts in accordance with the allocation of the Certificate Value existing on the seventh calendar day before the first Annuity payment due date. Allocations will not be changed thereafter, except as provided in the Transfers During the Annuity Period provision of this Certificate.

Option 3, Life Annuity - We will make monthly payments while the Payee is alive. When the Payee dies, we will stop making monthly payments, with the last payment due prior to the Payee’s death.

Option 4, Life Annuity with Installments Guaranteed - We will make monthly payments for a guaranteed period and thereafter while the Payee is alive. The guaranteed period must be selected at the time the Annuity option is chosen. The guaranteed periods available are 5, 10, 15 and 20 years. Upon the death of the Payee on or after the Annuity Date, we will pay any remaining guaranteed payments to the Payee’s beneficiary.

Option 5, Joint and Survivor Annuity - We will pay the full monthly income for the guaranteed period, if selected, and thereafter while both Payees are alive. Upon the death of either Payee, we will continue to pay the surviving Payee a percentage of the original monthly payment. If upon the death of both Payees payments have been made for less than the guaranteed period selected, the remaining payments will be made to the Payee’s beneficiary. The percentage payable to the surviving Payee must be selected at the time the Annuity option is chosen. The percentages available are 50%, 66 2/3%, 75%, and 100%.The guaranteed periods available, if selected, are 5, 10, 15 and 20 years.

The Certificate Value, at the end of the Valuation Period preceding the Valuation Period that includes the date on which the first Annuity payment is due, is first reduced by any surrender charge, Records Maintenance Charge, charges for other benefits, a pro rata portion of the Monthly Deduction and premium taxes that apply, if any. The value that remains is used to determine the first monthly Annuity payment. For Variable Annuity Options, the Mortality and Risk Expense Charge rate is set at the rate last charged prior to annuitization. The Mortality and Expense Risk Charge and the Administrative Charge are charged on a daily basis and reduce Annuity Unit Value(s).

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The U.S. dollar amount of subsequent payments may increase or decrease depending on the investment experience of each Subaccount. The number of Annuity Units per payment will remain fixed for each Subaccount unless a transfer is made. If a transfer is made, the number of Annuity Units per payment will change.

The number of Annuity Units for each Subaccount is calculated by dividing a. by b. where:

a.	is the amount of the monthly payment that can be attributed to that Subaccount; and

b.	is the Annuity Unit Value for that Subaccount at the end of the Valuation Period. The Valuation Period includes the date on which the payment is made.

Monthly Annuity payments, after the first payment, are calculated by summing up, for each Subaccount, the product of a. times b. where:

a.	is the number of Annuity Units per payment in each Subaccount; and

b.	is the Annuity Unit Value for that Subaccount at the end of the Valuation Period. The Valuation Period includes the date on which the payment is made.

After the first payment, we guarantee that the U.S. dollar amount of each Annuity payment will not be affected adversely by actual expenses or changes in mortality experience from the expense and mortality assumptions on which we based the first payment.

Annuity Unit Value - The value of an Annuity Unit for each Subaccount at the end of each Valuation Period is determined by multiplying the result of a. times b. by c. where:

a.	is the Annuity Unit Value for the immediately preceding Valuation Period; and

b.	is the Net Investment Factor for the Valuation Period for which the Annuity Unit Value is being calculated; and

c.	is the interest factor of .99993235 per calendar day of such subsequent Valuation Period to offset the effect of the assumed annual interest rate of 2.5% used in the Variable Annuity option tables.

Net Investment Factor - Each Subaccount has its own Net Investment Factor. The investment experience of each Subaccount is calculated by applying the Net Investment Factor to the value in each Subaccount at the end of each Valuation Period.

The Net Investment Factor of a Subaccount for a Valuation Period is determined by dividing 1. by 2. and subtracting 3. from the result, where:

1.	Is the net result of:

a.	the net asset value per share of the investment held in the Subaccount determined at the end of the current Valuation Period; plus

b.	the per share amount of any dividend or capital gain distributions made by the investments held in the Subaccount, if the “ex-dividend” date occurs during the current Valuation Period; plus or minus

c.	a credit or charge for any taxes reserved for the current Valuation Period which we determine resulted from the investment operations of the Subaccount;

2.	Is the net asset value per share of the investment held in the Subaccount, determined at the end of the last Valuation Period; and

3.	Is the factor representing the deductions for the Mortality and Expense Risk Charge and Administration Charge, stated in the Certificate Schedule, for the number of days in the Valuation Period.

Transfers During the Annuity Period - A transfer may be made subject to the following:

1.	The Payee must send us Written Notice;

2.	One transfer is permitted each twelve month period from the Annuity Date. We must receive Written Notice of such transfer at least thirty days prior to the effective date of the transfer;

3.	A Payee may not have more than five Subaccounts before or after any transfer;

4.	At least $1,000 of Annuity Unit Value or annuity reserve value must be transferred from a Subaccount; and

5.	At least $1,000 of Annuity Unit Value or annuity reserve value must remain in the Subaccount from which the transfer was made.

When a transfer is made between Subaccounts, the number of Annuity Units per payment attributable to a Subaccount to which transfer is made is equal to a. multiplied by b. divided by c., where:

a.	is the number of Annuity Units per payment in the Subaccount from which transfer is being made;

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b.	is the Annuity Unit Value for the Subaccount from which the transfer is being made; and

c.	is the Annuity Unit Value for the Subaccount to which transfer is being made.

All amounts and Annuity Unit Values are determined as of the end of the Valuation Period preceding the effective date of the transfer.

We reserve the right at any time and without notice to any party to terminate, suspend or modify these transfer privileges.

Effective Date of First Payment – The first payment will be made one month after the Annuity Date. Interest begins to accrue on the Annuity Date. For purposes of this provision, if the Annuity Date falls on the 29th, 30th, or 31st of the month, interest will begin to accrue on the 28th day of that month.

Evidence of Age, Sex and Survival - We may require satisfactory evidence of the age, sex and the continued survival of any person on whose life the income is based.

Misstatement of Age or Sex - If the age or sex of the Payee has been misstated, the amount payable under this Certificate will be such as the Purchase Payments sent to us would have purchased at the correct age or sex. Interest not to exceed 6% compounded each year will be charged to any overpayment or credited to any underpayment against future payments we may make under this Certificate.

Basis of Annuity Options - The guaranteed monthly payments for fixed annuity options are based on an interest rate of 1.00% per year and the “Annuity 2000 Valuation Table” developed by the U.S. Society of Actuaries, projected using 100% Projection Scale G for male and 50% Projection Scale G for female. We also have available Variable Annuity payment options. The first payment under such Variable Annuity payment options is based on an assumed annual interest rate of 2.50%.

Disbursement Upon Death of Payee Under Options 1, 2, 4 or 5 - When the Payee under Options 1 or 4 (or the last surviving Payee under Options 2 or 5) dies, if the Payee’s beneficiary is a natural person, we will automatically continue any unpaid installments for the remainder of the elected period under Option 1 or Option 4 to the Payee’s beneficiary. If Options 4 or 5 are selected, upon receipt of Written Notice, we will pay the value of the remaining Annuity Units on the date we receive Written Notice.

Protection of Benefits - Unless otherwise provided in the supplementary agreement, the Payee may not commute, anticipate, assign, alienate or otherwise hinder the receipt of any payment.

Creditors - The proceeds of the Contract and Certificate and any payment under an Annuity option will be exempt from the claims of creditors and from legal process to the extent permitted by U.S. law.

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ANNUITY OPTION TABLES

FIXED ANNUITY OPTION TABLES

SINGLE LIFE ANNUITY
120 Monthly Payments Guaranteed Guaranteed monthly payments per $1,000 of proceeds.
Age	Male Payee	Female Payee	Age	Male Payee	Female Payee
35	1.99	1.98	61	3.44	3.34
40	2.15	2.13	62	3.54	3.43
45	2.36	2.32	63	3.65	3.54
50	2.61	2.56	64	3.76	3.64
51	2.67	2.62	65	3.88	3.76
52	2.73	2.67	66	4.00	3.87
53	2.79	2.73	67	4.13	4.00
54	2.86	2.80	68	4.27	4.13
55	2.93	2.86	69	4.42	4.28
56	3.00	2.93	70	4.57	4.43
57	3.08	3.00	75	5.40	5.30
58	3.16	3.08	80	6.37	6.34
59	3.25	3.16	85	7.33	7.36
60	3.34	3.25	90	8.14	8.15

JOINT AND 50% SURVIVOR ANNUITY 120 Monthly Payments Guaranteed Guaranteed monthly payments per $1,000 of proceeds.
Age of Male Payee	Age of Female Payee
	35	40	45	50	55	60	65	70	75	80	85	90
35	1.98	2.06	2.14	2.24	2.35	2.47	2.60	2.75	2.89	3.03	3.13	3.20
40	2.06	2.14	2.24	2.34	2.46	2.59	2.74	2.90	3.07	3.22	3.34	3.41
45	2.15	2.24	2.34	2.46	2.59	2.74	2.90	3.08	3.27	3.44	3.58	3.66
50	2.25	2.35	2.46	2.59	2.74	2.90	3.09	3.29	3.51	3.71	3.86	3.96
55	2.36	2.47	2.60	2.74	2.90	3.09	3.30	3.53	3.78	4.02	4.20	4.32
60	2.49	2.61	2.75	2.91	3.09	3.30	3.54	3.82	4.11	4.39	4.61	4.75
65	2.62	2.76	2.91	3.09	3.30	3.54	3.83	4.15	4.49	4.83	5.09	5.27
70	2.76	2.91	3.09	3.29	3.53	3.81	4.13	4.51	4.92	5.32	5.65	5.87
75	2.90	3.06	3.26	3.48	3.75	4.07	4.44	4.88	5.37	5.85	6.25	6.52
80	3.02	3.20	3.41	3.66	3.96	4.31	4.74	5.24	5.80	6.37	6.85	7.17
85	3.12	3.31	3.54	3.80	4.13	4.51	4.98	5.54	6.17	6.82	7.37	7.73
90	3.18	3.38	3.62	3.90	4.24	4.65	5.15	5.75	6.43	7.14	7.75	8.16

JOINT AND 66 2/3% SURVIVOR ANNUITY 120 Monthly Payments Guaranteed Guaranteed monthly payments per $1,000 of proceeds.
Age of Male Payee	Age of Female Payee
	35	40	45	50	55	60	65	70	75	80	85	90
35	1.92	1.99	2.06	2.13	2.20	2.27	2.35	2.43	2.51	2.58	2.63	2.66
40	1.99	2.07	2.15	2.23	2.32	2.41	2.50	2.59	2.68	2.76	2.82	2.85
45	2.06	2.15	2.25	2.35	2.46	2.56	2.67	2.78	2.89	2.98	3.05	3.09
50	2.13	2.24	2.35	2.48	2.60	2.73	2.87	3.00	3.13	3.24	3.33	3.38
55	2.21	2.33	2.46	2.60	2.76	2.92	3.09	3.26	3.42	3.56	3.67	3.73
60	2.28	2.41	2.56	2.73	2.92	3.12	3.33	3.55	3.76	3.94	4.08	4.16
65	2.36	2.50	2.67	2.86	3.08	3.33	3.60	3.88	4.16	4.40	4.59	4.70
70	2.44	2.59	2.77	2.99	3.24	3.53	3.86	4.22	4.59	4.93	5.19	5.34
75	2.51	2.67	2.87	3.10	3.38	3.71	4.11	4.55	5.03	5.49	5.84	6.07
80	2.57	2.74	2.95	3.20	3.50	3.87	4.32	4.85	5.44	6.03	6.51	6.82
85	2.62	2.80	3.01	3.27	3.59	3.99	4.47	5.07	5.76	6.48	7.08	7.49
90	2.65	2.83	3.05	3.32	3.66	4.07	4.58	5.22	5.98	6.79	7.51	8.00

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FIXED ANNUITY OPTION TABLES (Continued)

JOINT AND 75% SURVIVOR ANNUITY 120 Monthly Payments Guaranteed Guaranteed monthly payments per $1,000 of proceeds.
Age of Male Payee	Age of Female Payee
	35	40	45	50	55	60	65	70	75	80	85	90
35	1.89	1.95	2.01	2.07	2.13	2.19	2.24	2.30	2.35	2.40	2.43	2.45
40	1.96	2.03	2.11	2.18	2.25	2.33	2.39	2.46	2.52	2.58	2.62	2.64
45	2.02	2.11	2.21	2.30	2.39	2.48	2.57	2.65	2.73	2.79	2.84	2.87
50	2.08	2.19	2.30	2.42	2.54	2.66	2.77	2.88	2.97	3.05	3.11	3.15
55	2.14	2.26	2.39	2.54	2.69	2.84	2.99	3.13	3.26	3.37	3.45	3.49
60	2.19	2.33	2.48	2.65	2.84	3.04	3.24	3.43	3.61	3.76	3.86	3.92
65	2.25	2.39	2.56	2.76	2.98	3.23	3.49	3.76	4.01	4.22	4.37	4.46
70	2.30	2.46	2.64	2.86	3.11	3.41	3.74	4.09	4.45	4.75	4.98	5.12
75	2.35	2.51	2.71	2.94	3.22	3.56	3.96	4.41	4.88	5.32	5.66	5.86
80	2.39	2.56	2.76	3.01	3.31	3.68	4.13	4.67	5.27	5.87	6.35	6.65
85	2.42	2.59	2.81	3.06	3.38	3.77	4.26	4.86	5.58	6.32	6.95	7.37
90	2.44	2.62	2.83	3.10	3.42	3.83	4.34	4.99	5.77	6.63	7.39	7.92

JOINT AND 100% SURVIVOR ANNUITY 120 Monthly Payments Guaranteed Guaranteed monthly payments per $1,000 of proceeds.
Age of Male Payee	Age of Female Payee
	35	40	45	50	55	60	65	70	75	80	85	90
35	1.81	1.86	1.90	1.93	1.95	1.96	1.97	1.98	1.98	1.99	1.99	1.99
40	1.86	1.93	2.00	2.04	2.08	2.11	2.13	2.14	2.15	2.15	2.15	2.15
45	1.90	2.00	2.09	2.16	2.22	2.27	2.30	2.33	2.34	2.35	2.36	2.36
50	1.93	2.05	2.16	2.27	2.37	2.45	2.51	2.55	2.58	2.60	2.61	2.61
55	1.95	2.08	2.22	2.37	2.51	2.63	2.74	2.82	2.87	2.90	2.92	2.93
60	1.96	2.10	2.26	2.44	2.63	2.81	2.98	3.11	3.22	3.28	3.32	3.34
65	1.97	2.11	2.29	2.49	2.72	2.96	3.21	3.44	3.62	3.75	3.83	3.87
70	1.97	2.12	2.31	2.52	2.78	3.08	3.41	3.75	4.05	4.30	4.45	4.53
75	1.98	2.13	2.32	2.54	2.82	3.16	3.56	4.01	4.48	4.88	5.17	5.33
80	1.98	2.13	2.32	2.56	2.85	3.21	3.66	4.21	4.83	5.44	5.91	6.21
85	1.98	2.13	2.32	2.56	2.86	3.24	3.72	4.34	5.09	5.89	6.58	7.05
90	1.98	2.13	2.33	2.56	2.86	3.25	3.75	4.41	5.24	6.18	7.07	7.70

We assume, for purposes of determining fixed annuity payments, that the starting mortality table is the “Annuity 2000 Valuation” table developed by the Society of Actuaries projected with mortality improvement to the year 2020. In addition, we have also assumed generational mortality improvement thereafter. The mortality improvement is projected using 100% Projection Scale G for male and 50% for female. Beginning in 2018, the factors shown on the foregoing tables are set back 1 year every 10 years. In other words, beginning in 2018, a person aged 65 will be guaranteed to receive fixed annuity payments not less than those calculated for a person aged 64. The payments above are monthly with the first monthly payment paid one month after the Annuity Date and are calculated using an assumed annual interest rate of 1%.

The monthly payment for any combination of ages not shown will be provided upon request.

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VARIABLE ANNUITY OPTION TABLES

Second and subsequent Variable Annuity payments are based on the investment experience of the Subaccount(s); they are variable and are not guaranteed as to a fixed U.S. dollar amount.

SINGLE LIFE ANNUITY
120 Monthly Payments First monthly payment per $1,000 of proceeds.
Age	Male Payee	Female Payee	Age	Male Payee	Female Payee
35	2.82	2.81	61	4.24	4.13
40	2.98	2.95	62	4.34	4.22
45	3.18	3.14	63	4.45	4.32
50	3.42	3.36	64	4.56	4.43
51	3.48	3.42	65	4.68	4.54
52	3.54	3.47	66	4.80	4.66
53	3.60	3.53	67	4.93	4.78
54	3.67	3.59	68	5.07	4.91
55	3.74	3.66	69	5.21	5.05
56	3.81	3.73	70	5.36	5.20
57	3.89	3.80	75	6.18	6.06
58	3.97	3.87	80	7.11	7.08
59	4.05	3.95	85	8.04	8.07
60	4.14	4.04	90	8.81	8.83

JOINT AND 50% SURVIVOR ANNUITY 120 Monthly Payments First monthly payment per $1,000 of proceeds.
Age of Male Payee	Age of Female Payee
	35	40	45	50	55	60	65	70	75	80	85	90
35	2.82	2.89	2.98	3.07	3.19	3.33	3.49	3.67	3.86	4.04	4.19	4.28
40	2.90	2.97	3.06	3.17	3.29	3.43	3.60	3.80	4.00	4.20	4.36	4.46
45	2.99	3.07	3.16	3.27	3.41	3.56	3.74	3.95	4.18	4.39	4.57	4.68
50	3.09	3.18	3.28	3.40	3.54	3.71	3.91	4.14	4.38	4.62	4.82	4.94
55	3.21	3.30	3.41	3.55	3.70	3.89	4.11	4.36	4.63	4.90	5.12	5.26
60	3.35	3.45	3.58	3.72	3.89	4.10	4.34	4.62	4.93	5.24	5.49	5.65
65	3.51	3.63	3.76	3.92	4.11	4.34	4.62	4.94	5.29	5.65	5.94	6.13
70	3.69	3.81	3.96	4.14	4.35	4.61	4.92	5.29	5.70	6.11	6.45	6.68
75	3.87	4.00	4.17	4.36	4.60	4.89	5.25	5.66	6.14	6.62	7.02	7.28
80	4.03	4.18	4.36	4.58	4.84	5.16	5.55	6.02	6.56	7.11	7.58	7.89
85	4.17	4.33	4.52	4.75	5.04	5.39	5.81	6.33	6.93	7.55	8.07	8.43
90	4.26	4.43	4.63	4.88	5.18	5.55	6.00	6.56	7.20	7.87	8.44	8.83

JOINT AND 66 2/3% SURVIVOR ANNUITY 120 Monthly Payments First monthly payment per $1,000 of proceeds.
Age of Male Payee	Age of Female Payee
	35	40	45	50	55	60	65	70	75	80	85	90
35	2.76	2.82	2.89	2.96	3.04	3.13	3.23	3.33	3.44	3.53	3.61	3.66
40	2.82	2.89	2.97	3.06	3.15	3.25	3.35	3.47	3.59	3.70	3.78	3.83
45	2.89	2.98	3.07	3.16	3.27	3.38	3.51	3.64	3.77	3.89	3.99	4.04
50	2.97	3.06	3.17	3.28	3.40	3.54	3.68	3.84	3.99	4.13	4.24	4.31
55	3.05	3.15	3.27	3.41	3.55	3.72	3.89	4.07	4.26	4.42	4.55	4.63
60	3.14	3.25	3.39	3.54	3.71	3.91	4.12	4.35	4.58	4.78	4.94	5.04
65	3.24	3.36	3.51	3.68	3.88	4.12	4.38	4.66	4.95	5.22	5.42	5.55
70	3.34	3.47	3.63	3.82	4.05	4.33	4.64	5.00	5.37	5.72	5.99	6.16
75	3.43	3.58	3.75	3.96	4.22	4.53	4.90	5.33	5.80	6.25	6.61	6.84
80	3.52	3.67	3.86	4.08	4.36	4.70	5.12	5.63	6.20	6.77	7.24	7.55
85	3.59	3.75	3.94	4.18	4.47	4.84	5.30	5.86	6.52	7.21	7.80	8.19
90	3.64	3.80	4.00	4.24	4.55	4.93	5.42	6.02	6.75	7.52	8.21	8.68

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VARIABLE ANNUITY OPTION TABLES (Continued)

JOINT AND 75% SURVIVOR ANNUITY

120 Monthly Payments

First monthly payment per $1,000 of proceeds.

Age of Male Payee	Age of Female Payee
	35	40	45	50	55	60	65	70	75	80	85	90
35	2.73	2.79	2.84	2.91	2.97	3.04	3.11	3.18	3.26	3.33	3.38	3.41
40	2.79	2.86	2.93	3.00	3.08	3.16	3.24	3.33	3.41	3.49	3.54	3.58
45	2.85	2.93	3.02	3.11	3.20	3.30	3.40	3.50	3.60	3.68	3.75	3.79
50	2.91	3.01	3.11	3.22	3.34	3.46	3.58	3.70	3.82	3.92	4.00	4.05
55	2.98	3.08	3.20	3.34	3.48	3.63	3.79	3.94	4.09	4.22	4.31	4.37
60	3.04	3.16	3.30	3.46	3.63	3.82	4.02	4.22	4.42	4.58	4.70	4.78
65	3.11	3.24	3.39	3.57	3.78	4.01	4.27	4.54	4.80	5.03	5.19	5.29
70	3.19	3.32	3.49	3.68	3.92	4.20	4.52	4.86	5.22	5.54	5.78	5.92
75	3.25	3.40	3.57	3.78	4.04	4.36	4.74	5.18	5.64	6.08	6.42	6.64
80	3.31	3.46	3.64	3.87	4.15	4.50	4.93	5.45	6.03	6.61	7.08	7.39
85	3.36	3.51	3.70	3.94	4.23	4.60	5.07	5.65	6.34	7.05	7.67	8.08
90	3.39	3.55	3.74	3.98	4.29	4.67	5.16	5.79	6.54	7.36	8.09	8.60

JOINT AND 100% SURVIVOR ANNUITY

120 Monthly Payments

First monthly payment per $1,000 of proceeds.

Age of Male Payee	Age of Female Payee
	35	40	45	50	55	60	65	70	75	80	85	90
35	2.64	2.69	2.73	2.75	2.78	2.79	2.81	2.81	2.82	2.82	2.83	2.83
40	2.69	2.75	2.81	2.86	2.90	2.92	2.95	2.96	2.97	2.98	2.98	2.98
45	2.73	2.81	2.89	2.96	3.03	3.07	3.11	3.14	3.16	3.17	3.18	3.18
50	2.75	2.86	2.96	3.07	3.16	3.24	3.30	3.35	3.38	3.41	3.42	3.43
55	2.77	2.89	3.02	3.16	3.29	3.41	3.52	3.60	3.66	3.70	3.73	3.74
60	2.79	2.91	3.06	3.23	3.40	3.58	3.75	3.89	4.00	4.07	4.12	4.14
65	2.80	2.93	3.09	3.28	3.50	3.73	3.97	4.20	4.39	4.53	4.62	4.66
70	2.80	2.94	3.11	3.32	3.56	3.85	4.17	4.50	4.81	5.06	5.23	5.32
75	2.81	2.95	3.12	3.34	3.61	3.93	4.33	4.77	5.22	5.63	5.92	6.09
80	2.81	2.95	3.13	3.35	3.63	3.99	4.43	4.97	5.58	6.18	6.65	6.95
85	2.81	2.96	3.14	3.36	3.65	4.02	4.50	5.10	5.84	6.62	7.30	7.75
90	2.81	2.96	3.14	3.37	3.66	4.04	4.53	5.18	5.99	6.92	7.78	8.39

We assume, for purposes of determining the first Variable Annuity payment, that the starting mortality table is the “Annuity 2000 Valuation” table developed by the Society of Actuaries projected with mortality improvement to the year 2020. In addition, we have also assumed generational mortality improvement thereafter. The mortality improvement is projected using 100% Projection Scale G for male and 50% for female. Beginning in 2018, the factors shown on the foregoing tables are set back 1 year every 10 years. In other words, beginning in 2018, the first Variable Annuity payment for a person aged 65 will be calculated as if it were the first Variable Annuity payment for a person aged 64. The Variable Annuity payments above are calculated using an assumed annual interest rate of 2.5%. Payments are monthly with the first monthly payment paid one month after the Annuity Date.

The monthly payment for any combination of ages and guaranteed period not shown will be provided upon request.

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Kemper Investors Life Insurance Company A Stock Life Insurance Company [1400 American Lane] [Schaumburg, Illinois 60196]

GROUP FLEXIBLE PREMIUM VARIABLE DEFERRED ANNUITY CERTIFICATE

NON-PARTICIPATING

BENEFITS, PAYMENTS AND VALUES PROVIDED BY THIS CERTIFICATE, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNT(S), ARE VARIABLE AND ARE NOT GUARANTEED AS TO U.S. DOLLAR AMOUNT. REFER TO THE VARIABLE ACCOUNT AND ANNUITY PERIOD PROVISIONS FOR A DETERMINATION OF ANY VARIABLE BENEFITS.

US-1000